UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 9, 2010

Universal Travel Group
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-34284 (Commission File Number)	90-0296536 (I.R.S. Employer Identification No.)

5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road, Nanshan District, Shenzhen, PRC 518000 (Address of principal executive offices) (zip code)

86 755 836 68489 (Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 9, 2010, our subsidiary, Shenzhen Yuzhilu Aviation Service Co. Ltd. (the “Company”), executed a purchase and sale agreement (the “Agreement”) to sell all of its 1,523 TRIPEASY kiosks to Shenzhen Xunbao E-Commerce Co., Ltd. for a total of RMB 40,301,417.73, or approximately $5.93 million (the “Purchase Price”).   Pursuant to the Agreement, although the Company shall no longer operate or retain ownership rights to the kiosks, it will continue to have exclusive air ticketing, hotel reservation and package tour travel product sales rights in all TRIPEASY kiosks for a two-year period from the closing date of the agreement.

Pursuant to the Agreement, the Purchase Price is to be paid in three installments: (i) RMB10,000,000 shall be paid by September 14, 2010, (ii) RMB15,000,000 shall be paid by October 9, 2010, and the remaining portion of the Purchase Price shall be paid on or prior to the earlier of December 9, 2010, or within 5 days of the Company’s completion of making certain developments to the interface and functionality of the kiosks.

The foregoing summary of the Agreement is qualified in its entirety by reference to the actual agreement which is filed as exhibit 10.1 hereto.

Item 8.01.	Other Events.

On September 10, 2010, the Company issued a press release annexed hereto as Exhibit 99.1 hereto.

The information in this report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and shall not be incorporated by reference in any registration statement or other document filed under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filings, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Purchase and Sale Agreement, dated September 9, 2010, between Shenzhen YuzhiluAviation Service Co. Ltd. and Shenzhen Universal Travel Agency Co. Ltd.

99.1	Press Release, dated September 10, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2010	UNIVERSAL TRAVEL GROUP

	By:	/s/ Jing Xie
Jing Xie
Chief Financial Officer